Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 333-156707 and 333-164752 on Form F-10 and Registration Statement No. 333-149580 on Form S-8 and to the use of our reports dated March 22, 2010 relating to the consolidated financial statements of Pan American Silver Corp. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences related to changes in accounting principles) and the effectiveness of Pan American Silver Corp.'s internal control over financial reporting appearing in this Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2009.

/s/ Deloitte & Touche
Independent Registered Chartered Accountants
Vancouver, Canada
March 31, 2010